UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2007

TERCICA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50461	26-0042539
(Commission File Number)	(IRS Employer Identification No.)

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 624-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 30, 2007 (the “First Closing”), Tercica, Inc. (“Tercica”) completed the first closing of the transactions contemplated by that certain Common Stock Purchase Agreement (the “Genentech Purchase Agreement”), dated July 6, 2007, by and between Tercica and Genentech, Inc. (“Genentech”), which was entered into in connection with the Combination Product Development and Commercialization Agreement between Tercica and Genentech. Concurrently on July 30, 2007, Tercica also completed the transaction (the “Ipsen Closing”) contemplated by that certain Common Stock Purchase Agreement (the “Ipsen Purchase Agreement”), dated July 9, 2007, by and between Tercica, Ipsen, S.A. (“Ipsen”) and Suraypharm (an affiliate of Ipsen)(“Suraypharm”).

Second Amended and Restated Investors’ Rights Agreement

In connection with the First Closing, Tercica, Genentech and certain other holders of Tercica’s common stock entered into the Second Amended and Restated Investors’ Rights Agreement, dated July 30, 2007 (the “Second Amended and Restated Investors’ Rights Agreement”), which amends and restates Tercica’s prior Amended and Restated Investors’ Rights Agreement.

The Second Amended and Restated Investor Rights Agreement entitles the parties thereto to require Tercica to register their shares of Tercica common stock under the Securities Act of 1933, as amended (the “Securities Act”), subject to limitations and restrictions, on two occasions (the “Holder Registration Rights”). Also, if at anytime Tercica proposes to register any of its securities under the Securities Act, either for Tercica’s account or for the account of other securities holders, the parties thereto will be entitled to notice of the registration and will be entitled to include, at Tercica’s expense, their securities in the registration (the “Notice Registration Rights”). In addition, the parties thereto may require Tercica, at Tercica’s expense and on not more than two occasions in any 12-month period, to file a registration statement on Form S-3 under the Securities Act, covering their shares of Tercica common stock (the “S-3 Registration Rights” and together with the Holder Registration Rights and Notice Registration Rights, the “Registration Rights”). The Registration Rights terminate on the earlier of March 22, 2009, or, with respect to an individual stockholder, when such stockholder is able to sell all his shares of Tercica common stock pursuant to Rule 144 under the Securities Act in any 90-day period. Notwithstanding the foregoing, if shares of Tercica’s common stock issued to Genentech pursuant to the Genentech Purchase Agreement constitute Registrable Securities (as such term is defined in the Second Amended and Restated Investors’ Rights Agreement) on March 22, 2009, Genentech’s Holder Registration Rights and S-3 Registration Rights will not terminate until the earlier of the third anniversary of the Final Genentech Closing (as such term is defined in the Second Amended and Restated Investors’ Rights Agreement), or, with respect to a particular holder of Genentech Shares when such holder is able to sell all of his Genentech Shares pursuant to Rule 144 under the Securities Act in any 90-day period. The Registration Rights are subject to certain conditions and limitations, including the right of underwriters to limit the number of shares of Tercica common stock included in the registration statement.

Amendment to Registration Rights Agreement

In connection with the Ipsen Closing, Tercica, Ipsen and Suraypharm entered into an amendment to the Registration Rights Agreement, by and between Tercica, Suraypharm and Ipsen, dated October 13, 2006, which amendment expands the registration rights granted under the agreement to include shares of Tercica’s common stock issued to Suraypharm (and/or its affiliates) in exercise of its rights to purchase additional shares in connection with the issuance of shares pursuant to the Genentech Purchase Agreement (the “Registration Rights Amendment”).

The foregoing is a brief summary of the material terms of the Second Amended and Restated Investors’ Rights Agreement and the Registration Rights Amendment. Such summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Investors’ Rights Agreement and the Registration Rights Amendment, each of which will be filed as an exhibit to Tercica’s Quarterly Report on Form 10-Q for the period ended June 30, 2007.

Item 3.02.	Unregistered Sales of Equity Securities.

At the First Closing, pursuant to the terms of the Genentech Purchase Agreement, Tercica issued 708,591 shares of its common stock to Genentech (the “Genentech Shares”) at a price per share of $5.645, for an aggregate purchase price of $3,999,996.20. Concurrently at the Ipsen Closing, pursuant to the terms of the Ipsen Purchase Agreement, Tercica issued 519,101 shares of its common stock to Ipsen (the “Ipsen Shares”) for an aggregate purchase price of $2,922,538.63. Ipsen acquired the Ipsen Shares as Suraypharm’s designated affiliate, in exercise of Suraypharm’s pro rata right under the Affiliation Agreement, which Tercica entered into with Ipsen and Suraypharm in October 2006. The Ipsen Shares were issued and sold to Ipsen at a price of $5.63, which equals the closing bid price of Tercica’s common stock on July 6, 2007. The Genentech Shares and the Ipsen Shares were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act, and Rule 506 promulgated thereunder, and each of Ipsen and Genentech has represented to Tercica that it is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERCICA, INC.

Dated: July 31, 2007	By:	/s/ Stephen N. Rosenfield
Stephen N. Rosenfield
Executive Vice President of Legal Affairs